UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 13, 2009

SUTOR TECHNOLOGY GROUP LIMITED

(Exact name of registrant as specified in its charter)

Nevada	000-51908	87-0578370
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

No 8 Huaye Road
Dongbang Industrial Park
Changshu, 215534
People’s Republic of China

(Address of principal executive offices)

(+86) 512 52680988
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.       OTHER EVENTS.

As previously disclosed in the Current Report on Form 8-K of Sutor Technology Group Limited (the “Company”) filed on November 10, 2009 (the “Current Report”), the Company’s indirect wholly owned subsidiary Changshu Huaye Steel Strip Co., Ltd. (“Changshu Huaye”) entered into an equity transfer agreement (the “Equity Transfer Agreement”) with Shanghai Huaye Steel Processing Co., Ltd. (“Shanghai Huaye”) to acquire 100% of the equity interest in Ningbo Zhehua Heavy Steel Pipe Manufacturing Co., Ltd., a corporation established under the laws of the People’s Republic of China (“Ningbo Zhehua”). The total purchase price is RMB 45,172,855.34 (approximately US$6.6 million).

On November 10, 2009, pursuant to the terms set forth in the Equity Transfer Agreement, Changshu Huaye closed the acquisition of the 100% ownership of Ningbo Zhehua upon the payment of purchase price to Shanghai Huaye. The Company’s major shareholder, chief executive officer and chairwoman, Lifang Chen and her husband Feng Gao own 100% of Shanghai Huaye.

The description of the terms of the Equity Transfer Agreement in the Current Report and the Equity Transfer Agreement filed as an exhibit to the Current Report are hereby incorporated by reference.

The acquisition is a transfer of equity interests between entities under common control and will be recognized as a recapitalization of Ningbo Zhehua into the Company in a manner similar to the pooling-of-interests method of accounting, with the assets and liabilities of Ningbo Zhehua recognized at their historical carrying amounts.

As a result of the reorganization, the Company’s historical financial statements will be restated to include the assets, liabilities, stockholders’ equity, and results of operations and cash flows of Ningbo Zhehua with those of the Company. The $6.6 million payment to Shanghai Huaye will be recognized as a dividend distribution  on November 10, 2009.

The restated historical financial statements of the Company and the financial statements of Ningbo Zhehua will be included in an amendment to this Current Report on Form 8-K.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutor Technology Group Limited

Date: November 13, 2009

/s/ Lifang Chen
Chief Executive Officer